Exhibit 99.1

Avinger Reports Second Quarter 2022 Results

Redwood City, Calif., August 11, 2022 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today reported results for the second quarter ended June 30, 2022.

Second Quarter and Recent Highlights

●	Second quarter revenue of $2.1 million, representing a 13% increase from the first quarter of 2022
●	Gross margin of 31%, with increased revenue levels driving a 3 percentage point improvement from the first quarter
●	Expanded to full commercial launch for the Lightbox 3 next-generation imaging console, which broadens market availability and brings a new mobile capability to the platform
●	Filed a 510(k) application for the Company’s new Tigereye ST image-guided crossing catheter for the treatment of chronic total occlusions (CTOs) in the peripheral arteries
●

Made significant progress on the development of Pantheris LV (large vessel), a line extension of Avinger’s Pantheris family of image-guided atherectomy catheters, anticipated to be the Company’s next 510(k) submission

●	Advanced development of the first ever image-guided CTO-crossing catheter for the treatment of coronary artery disease (CAD)
●

Positive clinical data from the INSIGHT study for Pantheris (in-stent restenosis) and interim data from the IMAGE-BTK study for Pantheris SV (small vessel, below-the-knee) presented by key opinion leader physicians at clinical conferences in the US and Europe

●	Maintained a strong cash position of $16.0 million at June 30, 2022, enhanced by the addition of $5.0 million in gross proceeds raised in August 2022

“During the second quarter, we made excellent progress against several important strategic initiatives and delivered solid sequential revenue growth,” commented Jeff Soinski, Avinger’s President and CEO. “We filed a 510(k) application for our new Tigereye ST CTO-crossing catheter and significantly advanced our R&D and clinical programs, including the development of our first coronary product application, which we believe represents a transformational value opportunity for the company. In addition, we delivered improved financial results for the quarter and strengthened the financial position of the company by adding new capital to our balance sheet in August.”

“Response to our new Lightbox 3 imaging console continues to be very positive, as our sales team leverages its mobile capabilities to make our technology available to hospital sites interested in utilizing our image-guided PAD catheters. Lightbox 3 has now been used in over 250 cases in 40 accounts since launch, including both new and existing sites. With the enhanced imaging and accessibility provided by this highly portable new platform, we believe the Lightbox 3 will be an important driver of our growth strategy.”

Second Quarter 2022 Financial Results

Total revenue was $2.1 million for the second quarter of 2022, increasing from $1.9 million in the first quarter of 2022 and decreasing from $2.8 million in the second quarter of 2021.

Gross margin for the second quarter of 2022 was 31%, compared with 28% in the first quarter of 2022 and 36% in the second quarter of 2021, reflecting the impact of quarterly revenue levels on gross margin performance. Operating expenses for the second quarter of 2022 were $4.4 million, a decrease of 15% from $5.2 million in the first quarter of 2022 and a decrease of 19% from $5.4 million in the second quarter of 2021.

Net loss and comprehensive loss for the second quarter of 2022 was $4.2 million, compared with $5.1 million in the first quarter of 2022 and $2.5 million in the second quarter of 2021, which reflected a gain of $2.4 million from the forgiveness of the loan received under the Payment Protection Program in 2020.

Adjusted EBITDA, as defined under non-GAAP financial measures in this press release, was a loss of $3.7 million, compared to a loss of $4.6 million in the first quarter of 2022 and a loss of $3.9 million in the second quarter 2021. For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of non-GAAP measures to the nearest GAAP measure, provided in the tables below.

Cash and cash equivalents totaled $16.0 million as of June 30, 2022. The Company subsequently raised gross proceeds of approximately $5.0 million in August 2022 through a registered direct offering and private placement of common stock (or pre-funded warrants in lieu thereof).

Conference Call

Avinger will hold a conference call today, August 11, 2022, at 4:30pm ET to discuss its second quarter 2022 financial results.

To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. To join the call by telephone, please dial +1-203-518-9843 and use passcode Avinger. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and TigereyeTM family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Follow Avinger on Twitter and Facebook.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, patient and physician benefits of our products, including from Lightbox 3, the impacts of our products on the treatment of vascular disease, our ability to successfully develop new products, including products relating to the treatment of CAD, the timing of the development of new products, the impact of products developed for the treatment of CAD on our business and results of operations, the potential success of our coronary product application and the potential submission of a 510(k) application for Pantheris LV. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability to obtain regulatory approvals for our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Marketing Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts) (unaudited)

	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Revenues	$2,132	$1,888	$2,802	$4,020	$5,361
Cost of revenues	1,475	1,364	1,784	2,839	3,449
Gross profit	657	524	1,018	1,181	1,912

Operating expenses
Research and development	1,086	1,072	1,507	2,158	3,105
Selling, general and administrative	3,330	4,148	3,918	7,478	7,863
Total operating expenses	4,416	5,220	5,425	9,636	10,968

Loss from operations	(3,759)	(4,696)	(4,407)	(8,455)	(9,056)

Interest expense, net	(440)	(439)	(399)	(879)	(795)
Other expense, net	(15)	(5)	2,354	(20)	2,347
Net loss and comprehensive loss	(4,214)	(5,140)	(2,452)	(9,354)	(7,504)
Accretion of preferred stock dividends	(1,127)	(1,127)	(1,044)	(2,254)	(2,088)
Deemed dividend arising from beneficial conversion feature of convertible preferred stock		(5,111)	-	(5,111)
Net loss applicable to common stockholders	$(5,341)	$(11,378)	$(3,496)	$(16,719)	$(9,592)

Net loss per share attributable to common stockholders basic and diluted	$(0.94)	$(2.33)	$(0.73)	$(3.16)	$(2.05)

Weighted average common shares used to compute net loss per share, basic and diluted	5,702	4,889	4,768	5,298	4,670

All share and per share data reflect the impact of the 1-for-20 reverse stock split of the Company’s issued and outstanding common stock that became effective on March 14, 2022.

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss

(in thousands) (unaudited)

	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Net loss and comprehensive loss	$(4,214)	$(5,140)	$(2,452)	$(9,354)	$(7,504)
Add: Interest expense, net	440	439	399	879	795
Add: Other expense, net	15	5	(2,354)	20	(2,347)
Add: Stock-based compensation	36	52	303	88	721
Add: Certain depreciation and amortization charges	64	15	173	79	367
Adjusted EBITDA	$(3,659)	$(4,629)	$(3,931)	$(8,288)	$(7,968)

Balance Sheets

(in thousands, except per share amounts)

	(unaudited)
	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$16,039	$19,497
Accounts receivable, net of allowance for doubtful accounts of $9 at June 30, 2022 and $6 at December 31, 2021	1,279	1,393
Inventories	5,178	4,601
Prepaid expenses and other current assets	1,099	300
Total current assets	23,595	25,791

Right of use asset	2,696	3,179
Property and equipment, net	520	95
Other assets	357	420
Total assets	$27,168	$29,485

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$727	$1,394
Accrued compensation	1,493	1,609
Accrued expenses and other current liabilities	744	718
Leasehold liability, current portion	1,038	985
Series A preferred stock dividends payable	2,255	-
Total current liabilities	6,257	4,706

Borrowings, long-term portion	13,187	12,287
Leasehold liability, long-term portion	1,658	2,194
Other long-term liabilities	745	575
Total liabilities	21,847	19,762

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	6	96
Additional paid-in capital	399,422	394,380
Accumulated deficit	(394,107)	(384,753)
Total stockholders' equity	5,321	9,723
Total liabilities and stockholders' equity	$27,168	$29,485